EXHIBIT 9

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 5/7/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
3/10/2025	Sell	52,240	15.06
3/11/2025	Sell	39,408	15.03
3/12/2025	Sell	28,860	15.13
3/13/2025	Sell	84,916	15.09
3/14/2025	Sell	65,878	14.88
3/17/2025	Sell	7,396	14.82
3/18/2025	Sell	1,821	14.77
4/15/2025	Sell	16,663	13.92
4/29/2025	Sell	185,967	14.42
4/30/2025	Sell	125,762	14.35
5/1/2025	Sell	65,611	14.78
5/2/2025	Sell	33,620	14.82
5/5/2025	Sell	85,570	14.78
5/6/2025	Sell	49,701	14.72
5/7/2025	Sell	99,501	14.72